EXHIBIT 21.1

List Of Subsidiaries And Associated Companies Of
 Cardtrend International, Inc.
As At March 31, 2009

Name Of Subsidiaries Or Associated Companies	Country of Incorporation	Effective % Holding

Asia Payment Systems (HK) Ltd	Hong Kong, SAR, China	100%
Asia Payment Systems (China) Co. Ltd.	Shanghai, China	100%
Asia Payment Systems Pte. Ltd.	Singapore	100%
Welway Developments Ltd.	Hong Kong, SAR, China	100%
Cardtrend Systems Sdn. Bhd.	Kuala Lumpur, Malaysia	100%
Cardtrend Inc.	Nevada, USA	100%
Global Uplink Ltd.	Hong Kong, SAR, China	100%
Global Uplink Inc.	Nevada, USA	100%
Interpay International Group Ltd.	British Virgin Islands	100%
Subsidiaries & Associated Companies of
Interpay International Group Ltd.
Interpay Asia Sdn. Bhd.	Kuala Lumpur, Malaysia	100%
Interpay International Franchising Ltd.	British Virgin Islands	100%
Intterpay International Associates Ltd.	British Virgin Islands	100%
Interpay International Resources Ltd.	British Virgin Islands	100%
Associated Companies of Interpay
International Resources Ltd.
Synergy Cards Sdn. Bhd.	Kuala Lumpur, Malaysia	20%
iSynergy Sdn. Bhd.	Kuala Lumpur, Malaysia	20%
Subsidiaries Of iSynergy Sdn. Bhd.
RewardStreet.Com Sdn. Bhd.	Kuala Lumpur, Malaysia	20%
Cosmocourt.com sdn. Bhd.	Kuala Lumpur, Malaysia	20%
Datakey Sdn. Bhd.	Kuala Lumpur, Malaysia	20%
Interpay International M-Commerce Pte. Ltd.	Singapore	100%
Payment Business Solutions Sdn. Bhd.	Kuala Lumpur, Malaysia	100%
Etop International Pte. Ltd.	Singapore	100%
Subsidiary of Etop International Pte. Ltd.
Etop Services (Malaysia) Sdn. Bhd.	Kuala Lumpur, Malaysia	60%